Exhibit 99.1

                                                       Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

609-671-0980 x570

UNIVERSAL DISPLAY CORPORATION ANNOUNCES FIRST QUARTER 2018 FINANCIAL RESULTS

EWING, N.J. – May 3, 2018 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the first quarter ended March 31, 2018.

“We believe that we are on the right path for long-term growth, long-term market leadership, and long-term profitability,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “Over the last decade, OLEDs have penetrated an estimated 10%+ of the consumer electronics display market. This, we believe, is just the beginning of the technology’s promising potential as panel makers further improve OLED mobile’s competitiveness, OLED TVs continue to gain market share, and foldable development work accelerates.”

Exhibit 99.1

Rosenblatt continued, “With respect to the multi-year OLED capex growth cycle we are in, while we are seeing some capacity digestion this year, we also believe there is a significant amount of capacity being built. The first half of the year is being impacted by the soft premium smartphone market, but in the second half, we expect to see a pick-up in OLED panel demand. As new OLED capacity ramps, we continue to expect 2019 to be a meaningful year of growth. Based on current production timelines, we expect the installed capacity base, as measured in square meters, to increase by approximately 50% by the end of 2019, as compared to the end of 2017.”

Financial Highlights for the First Quarter of 2018

Effective January 1, 2018, we adopted ASC Topic 606 using the “modified retrospective” approach, meaning the standard was applied only to the financial results of the first quarter of 2018 with a cumulative adjustment to retained earnings. Under this transition method, we applied the standard only to contracts that were not complete at the initial adoption date.

•

Total revenue decreased 22% to $43.6 million in the first quarter of 2018, compared with $55.6 million in the first quarter of 2017, driven by lower material sales, partially offset by higher royalty and license fees. The Company believes that these results were due to three factors: First, the premium smartphone market declined faster and to a greater extent than anticipated. The Company believes that this resulted in weaker-than-expected material sales demand for OLED panels. The second factor was ASC Topic 606. Under ASC Topic 605, total revenue would have been $68.2 million in the first quarter of 2018. And thirdly, the Company believes that there were material inventory pre-purchases that occurred in 2017.

•

Revenue from material sales decreased 46% to $25.3 million in the first quarter, compared with $46.6 million in the first quarter of 2017. The Company believes that the decline was due to weaker-than-expected material sales demand for OLED panels, resulting from the softness in the premium smartphone market, and the estimated material inventory pre-purchases that occurred in 2017.

Exhibit 99.1

•	Revenue from royalty and license fees increased 126% to $15.9 million in the first quarter, compared with $7.0 million in the first quarter of 2017.
•	Cost of materials decreased 53% to $5.7 million in the first quarter, compared with $12.1 million in the first quarter of 2017. Cost of materials was not affected by the adoption of ASC Topic 606.
•

Operating income decreased by $7.6 million to $4.5 million in the first quarter, compared with $12.1 million in the first quarter of 2017. Under ASC Topic 605, operating income would have been $29.2 million in the first quarter of 2018.

•

Net income decreased by $4.4 million to $6.0 million or $0.13 per diluted share in the first quarter, compared with $10.4 million or $0.22 per diluted share in the first quarter of 2017. Under ASC Topic 605, net income would have been $25.9 million, or $0.55 per diluted share, in the first quarter of 2018.

Revenue Comparison

($ in thousands)	Three Months Ended March 31,
	2018	2017
Material sales	$25,250	$46,637
Royalty and license fees	15,911	7,025
Contract research services	2,411	1,904
Total revenue	$43,572	$55,566

Cost of Materials Comparison

($ thousands)	Three Months Ended March 31,
	2018	2017
Material sales	$25,250	$46,637
Cost of material sales	5,690	12,099
Gross margin on material sales	19,560	34,538
Gross margin as a % of material sales	77%	74%

Topic 606 versus 605 Adjusted Results For the three-months ended March 31, 2018 (in thousands)	As reported	Adjustment	Balances without adoption of Topic 606
Revenue	$43,572	$24,653	$68,225
Gross margin	36,114	24,653	60,767
Operating income	4,519	24,653	29,172
Net income	5,959	19,969	25,928
Diluted earnings per share	$0.13	$0.43	$0.55

Exhibit 99.1

2018 Revised Guidance

Although the OLED industry is still at an early state where many variables can have a material impact on its growth, and the Company thus caveats its financial guidance accordingly, the Company now believes that its revenue will be in the range of $280 million to $310 million for fiscal 2018. Both the initial guidance and this revised guidance were prepared utilizing accounting standard ASC Topic 606. Under the prior accounting standard ASC Topic 605, the Company estimates that its 2018 revenues would be approximately 10% to 15% higher.

Dividend

The Company also announced a second quarter cash dividend of $0.06 per share on the Company’s common stock. The dividend is payable on June 29, 2018 to all shareholders of record as of the close of business on June 15, 2018.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, May 3, 2018 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028, and reference conference ID 13678687. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries.  Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 4,500 issued and pending patents worldwide.  Universal Display licenses

Exhibit 99.1

its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting.  The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea, and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc.  The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., EverDisplay Optronics (Shanghai) Limited, Govisionox Optoelectronics, Innolux Corporation, Japan Display Inc., Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., OLEDWorks LLC, OSRAM, Pioneer Corporation, Royole Corporation, Samsung Display Co., Ltd., Sharp Corporation, Sumitomo Chemical Company, Ltd., Tianma Micro-electronics and Tohoku Pioneer Corporation. To learn more about Universal Display Corporation, please visit http://www.oled.com.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

Exhibit 99.1

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2017. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

Follow Universal Display Corporation

Twitter

Facebook

YouTube

(OLED-C)

Exhibit 99.1

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$177,154	$132,840
Short-term investments	280,103	287,446
Accounts receivable	22,768	52,355
Inventory	53,638	36,265
Other current assets	14,301	10,276
Total current assets	547,964	519,182
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $38,525 and $36,368	58,428	56,450
ACQUIRED TECHNOLOGY, net of accumulated amortization of $96,461 and $91,312	126,380	131,529
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $2,342 and $2,000	14,498	14,840
GOODWILL	15,535	15,535
INVESTMENTS	—	14,794
DEFERRED INCOME TAXES	29,944	27,022
OTHER ASSETS	2,391	604
TOTAL ASSETS	$795,140	$779,956
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,434	$13,774
Accrued expenses	29,033	35,019
Deferred revenue	59,736	14,981
Other current liabilities	25	50
Total current liabilities	99,228	63,824
DEFERRED REVENUE	19,500	23,902
RETIREMENT PLAN BENEFIT LIABILITY	33,763	33,176
Total liabilities	152,491	120,902
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 48,574,065 and 48,476,034 shares issued, and 47,212,428 and 47,118,171 shares outstanding, at March 31, 2018 and December 31, 2017, respectively	486	485
Additional paid-in capital	609,404	611,063
Retained earnings	84,360	99,126
Accumulated other comprehensive loss	(10,968)	(11,464)
Treasury stock, at cost (1,361,637 and 1,357,863 shares at March 31, 2018 and December 31, 2017, respectively)	(40,635)	(40,158)
Total shareholders’ equity	642,649	659,054
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$795,140	$779,956

Exhibit 99.1

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
REVENUE	$43,572	$55,566
COST OF SALES	7,458	12,987
Gross margin	36,114	42,579
OPERATING EXPENSES:
Research and development	12,357	11,818
Selling, general and administrative	10,791	10,077
Amortization of acquired technology and other intangible assets	5,491	5,492
Patent costs	1,725	1,547
Royalty and license expense	1,231	1,587
Total operating expenses	31,595	30,521
OPERATING INCOME	4,519	12,058
Interest income, net	1,271	671
Other expense, net	(47)	(19)
Interest and other expense, net	1,224	652
INCOME BEFORE INCOME TAXES	5,743	12,710
INCOME TAX BENEFIT (EXPENSE)	216	(2,345)
NET INCOME	$5,959	$10,365
NET INCOME PER COMMON SHARE:
BASIC	$0.13	$0.22
DILUTED	$0.13	$0.22
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,783,158	46,661,559
DILUTED	46,848,798	46,742,894
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.06	$0.03

Exhibit 99.1

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,959	$10,365
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(12,589)	(2,690)
Depreciation	2,172	1,210
Amortization of intangibles	5,491	5,492
Amortization of premium and discount on investments, net	(966)	(562)
Stock-based compensation to employees	2,776	3,141
Stock-based compensation to Board of Directors and Scientific Advisory Board	897	709
Earnout liability recorded for Adesis acquisition	—	294
Deferred income tax expense	72	1,049
Retirement plan expense	1,126	1,005
Decrease (increase) in assets:
Accounts receivable	29,587	(11,327)
Inventory	(17,373)	646
Other current assets	(4,025)	616
Other assets	(177)	92
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(4,441)	(8,283)
Other current liabilities	(25)	(219)
Deferred revenue	30,331	106
Net cash provided by operating activities	38,815	1,644
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(8,733)	(631)
Purchases of investments	(123,375)	(170,136)
Proceeds from sale of investments	146,546	130,647
Net cash provided by (used in) investing activities	14,438	(40,120)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	201	159
Repurchase of common stock	(477)	—
Proceeds from the exercise of common stock options	—	24
Payment of withholding taxes related to stock-based compensation to employees	(5,832)	(3,541)
Cash dividends paid	(2,831)	(1,414)
Net cash used in financing activities	(8,939)	(4,772)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	44,314	(43,248)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	132,840	139,365
CASH AND CASH EQUIVALENTS, END OF PERIOD	$177,154	$96,117
The following non-cash activities occurred:
Unrealized gain (loss) on available-for-sale securities	$69	$(23)
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Common stock issued to employees that was earned and accrued for in a previous period	—	174
Net change in accounts payable and accrued expenses related to purchases of property and equipment	4,583	1,928